Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
NYFIX: Barry W. Smith (212) 809-3542, barry.smith@nyfix.com
BATS: Ken Conklin (816) 285-9907, kconklin@batstrading.com

BATS ECN Now a Destination on NYFIX

NEW YORK & KANSAS CITY, Mo. - October 18, 2006 - BATS Trading, Inc., and NYFIX Inc., announced that the NYFIX Fusion™, an order management system for sell-side broker-dealers, has added BATS ECN as a market destination.

BATS ECN is an electronic trading platform for anonymous matching of U.S. equity securities. NYFIX Fusion enables principal and agency traders to electronically receive orders from multiple sources, route to market destinations while meeting best execution requirements, and manage risk.

“At BATS, we are eager to earn the trading business of all NYFIX users. As the leading alternative to the duopoly, we feel that NYFIX is a good fit with our vision,” said David Cummings, Chairman and CEO, BATS Trading, Inc. “Our second generation trading platform was designed from the ground up to handle high speed, high volume, anonymous, reliable, algorithmic trading that has become increasingly common to the needs of NYFIX users.”

The NYFIX Network is one of the industry's largest FIX networks, connecting more than 450 trading counterparties including broker-dealers, institutions, exchanges and ECNs.

“The value proposition that BATS brings to our clients makes them a welcome addition to our offering of connected liquidity providers” said Bill Fallon, President of NYFIX’s OMS Division. “Dave Cummings’ tenure in the industry and his commitment to innovation affords BATS a unique insight into what our customers require. We look forward to our mutual continued success.”

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About BATS Trading Inc.

BATS Trading, Inc was incorporated in June 2005 in response to rapid consolidation in the ECN space. Competition drives innovation, and subscribers should have a choice between multiple competing electronic markets. At BATS, we strive to earn order flow through innovation, aggressive pricing, customer service, and efficient, reliable technology. Contact BATS at 816-285-9900 to become a subscriber today. For more information, visit www.batstrading.com.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, San Francisco, London, Hong Kong and Tokyo. For more information, please visit http://www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

SOURCE: NYFIX, Inc.

Please visit http://www.nyfix.com for more information about NYFIX.

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